EXHIBIT 99

                              FOR IMMEDIATE RELEASE

                             KEY ENERGY GROUP, INC.
                           ANNOUNCE PRIVATE PLACEMENT

NEW BRUNSWICK, NJ, June 28, 1996--Key Energy Group, Inc. (AMEX:KEG), a diversified oil and gas service production company, announced today that it is seeking to raise approximately $50 million through an institutional private placement of convertible subordinated debentures. Completion of the offering is expected within the next week. Proceeds will be used to repay existing debt to finance acquisitions and for general corporate purposes. The securities being offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.